Exhibit 16.1

June 27, 2023

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Commissioners:

We have read the Change in Certifying Accountant statements made by Digital Brands Group, Inc. (the “Company”) appearing in the Company’s Registration Statement on Form S-1, which we understand will be filed with the Securities and Exchange Commission. We are in agreement with the statements contained the section Change in Certifying Accountant insofar as they relate to dbbmckennon.

Very truly yours,